UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2015 (December 8, 2015)

Group 1 Automotive, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13461	76-0506313
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner

Suite 500

Houston, Texas 77024

(Address of principal executive offices) (Zip Code)

(713) 647-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

On December 8, 2015, Group 1 Automotive, Inc. (the “Company”) completed its private placement (the “Offering”) of $300,000,000 aggregate principal amount of its 5.250% Senior Notes due 2023 (the “Notes”) to Wells Fargo Securities, LLC and the other initial purchasers (the “Initial Purchasers”). The Notes are guaranteed on an unsecured senior basis (the “Guarantees”) by certain of the Company’s subsidiaries (collectively, the “Guarantors”). The terms of the Notes are governed by the indenture dated as of December 8, 2015 (the “Indenture”), by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Notes will mature on December 15, 2023, and interest is payable on the Notes on each June 15 and December 15, commencing on June 15, 2016. The Company may redeem up to 35% of the original principal amount of the Notes using the proceeds of certain equity offerings completed on or before December 15, 2018 at a redemption price of 105.250% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to, but excluding, the date of redemption, provided that:

(i) at least 65% of the aggregate principal amount of all Notes issued remains outstanding after each such redemption; and

(ii) the redemption occurs within 120 days of the date of the closing of such equity offering.

Prior to December 15, 2018, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes redeemed plus an applicable make-whole premium as of, and accrued and unpaid interest, if any, on the Notes redeemed to, the applicable date of redemption.

On or after December 15, 2018, the Company may on any one or more occasions redeem all or a part of the Notes at the following redemption prices (expressed as percentages of the principal amount) plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on December 15 of the years indicated:

Year	Percentage
2018	103.938%
2019	102.625%
2020	101.313%
2021 and thereafter	100.000%

Upon the occurrence of a Change of Control (as defined in the Indenture), the Company will be required to make an offer to purchase all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Notes are the Company’s senior unsecured obligations and will rank: (i) equal in right of payment with all existing and future senior unsecured debt of the Company; (ii) effectively subordinated to all existing and future senior secured debt of the Company to the extent of the value of the assets securing such debt; (iii) senior in right of payment to all subordinated debt of the Company; and (iv) structurally subordinated to any debt of any non-guarantor subsidiaries.

The Indenture restricts the Company’s ability and the ability of its Restricted Subsidiaries (as defined in the Indenture) to: (i) incur additional debt and guarantee debt; (ii) pay dividends on its capital stock or repurchase its capital stock and make certain other restricted payments; (iii) enter into agreements limiting dividends and certain other restricted payments; (iv) prepay, redeem or repurchase subordinated debt; (v) grant liens on its assets; (vi) merge, consolidate or convey, transfer or lease all or substantially all of its assets; (vii) sell, transfer or otherwise dispose of property and assets; and (viii) engage in transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications. Certain covenants will be suspended and will not apply to the Notes for so long as the Notes have investment grade ratings from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. and no default or event of default shall have occurred and be continuing at the time of suspension.

The Indenture contains customary events of default, including:

•	failure to pay principal of (or premium, if any, on) any 5.250% Note when due and payable, at maturity, upon redemption or otherwise;

•	failure to pay any interest on any 5.250% Note when due and payable and such default continues for 30 days;

•	default in the payment of principal and interest on Notes required to be purchased pursuant to an offer to purchase when due and payable;

•	failure by the Company to comply with its obligations under the Indenture, in certain cases subject to notice and grace periods;

•	payment defaults and accelerations with respect to other indebtedness of the Company and its Restricted Subsidiaries in the aggregate principal amount of $25.0 million or more;

•	failure by the Company or any Restricted Subsidiary to pay certain final judgments aggregating in excess of $25.0 million within 60 days;

•	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Restricted Subsidiary (as defined in the Indenture) or group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary; and

•	any Guarantee of the Notes by a Guarantor ceases to be in full force and effect, is declared unenforceable or invalid in a judicial proceeding or is denied or disaffirmed by its maker.

A copy of the Indenture is filed as Exhibit 4.1 to this Form 8-K and is incorporated herein by reference. The description of the Indenture is a summary and is qualified in its entirety by the terms of the Indenture.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03 of this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of December 8, 2015, by and among Group 1 Automotive, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 5.250% Senior Notes due 2023 (included as Exhibit A to Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2015

Group 1 Automotive, Inc.

By:	/s/ Darryl M. Burman
Name:	Darryl M. Burman
Title:	Vice President

Exhibit Index

Exhibit No.	Description
4.1	Indenture, dated as of December 8, 2015, by and among Group 1 Automotive, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 5.250% Senior Notes due 2023 (included as Exhibit A to Exhibit 4.1).